Press Release #201519	FOR IMMEDIATE RELEASE	June 29, 2015

V-LoveTM now available in London Drugs stores

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announce V-LoveTM is now available for purchase in 30 London Drugs stores and is to be in all 79 stores by Friday July 3rd.

The first shipment of V-LoveTM to the London Drugs main distribution facility in Richmond, BC was received and is in the process of being redistributed to all London Drugs stores across Western Canada.

V-LoveTM can also be purchased online at Londondrugs.com for your personal convenience and can be shipped anywhere in Canada.

V-LoveTM is pH balanced specifically for women and provides lubrication and a moisturizing feeling to sooth vaginal dryness.

V-LoveTM It all begins with desire…

“We are very pleased to be in a growing number of stores and look forward to growing our V-Love TM brand name,” stated President Robert McAllister.

About Enertopia

The Company’s mission is to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation and sale of sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that V-Love TM will have any meaningful impact on the Company or the Company will be able to obtain future financings.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release